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The Board of Directors
Cerner Corporation:

We consent to the use of our reports included herein and incorporated herein by reference and to the references to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the prospectus.


                                       KPMG Peat Marwick LLP

Kansas City, Missouri
July 25, 1995